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Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        PACIFICHEALTH LABORATORIES, INC.

         PacificHealth Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of said corporation, a resolution was adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, proposing and declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the total number of shares of all classes of stock which the Corporation shall have the authority to issue is 51,000,000 shares, consisting of (a) 50,000,000 shares of common stock, par value $.0025 per share, and (b) 1,000,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors of the Corporation.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the shareholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said PacificHealth Laboratories, Inc. has caused this certificate to be signed by Robert Portman, President, this 7th day of February, 2002.

                                                PACIFICHEALTH LABORATORIES, INC.

                                                By: /s/ ROBERT PORTMAN
                                                --------------------------------
                                                Robert Portman, President